Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP

Union Trust Building

501 Grant Street, Suite 300

Pittsburgh, Pennsylvania 15219

troutman.com

August 19, 2022

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue,

Suite 201

La Jolla, California 92037

Ladies and Gentlemen:

We are acting as counsel to Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), including a related prospectus included in the Registration Statement (the “Prospectus”), on August 19, 2022, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (a) the issuance of shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company upon the conversion of secured convertible notes and the exercise of warrants issued by the Company, and (b) the resale of Common Stock issued by the Company held by certain stockholders of the Company, as follows:

(i)	the issuance of up to 3,900,000 shares (the “Investor Note Shares”) of Common Stock to be issued or potentially issuable upon the conversion of $1,365,000 aggregate principal amount of the Company’s secured convertible 6% original issue discount promissory notes (the “Investor Notes”), plus accrued and unpaid interest thereon, based upon a conversion price of $0.35 per share (after giving effect to certain potential anti-dilution adjustments);

(ii)	the issuance of up to1,083,475 shares (the “Investor Warrant Shares,” together with the Investor Note Shares, the “Investor Shares”) of Common Stock to be issued or potentially issuable upon exercise of certain currently outstanding warrants of the Company to purchase Common Stock (the “Investor Warrants”) by the holders thereof (after giving effect to certain potential anti-dilution adjustments); and

(iii)	the resale of up to 4,983,475 Investor Shares which include the (i) Investor Note Shares and (ii) Investor Warrant Shares.

A portion of the Investor Notes and Investor Warrants were issued pursuant to a Securities Purchase Agreement, dated September 24, 2021 (the “Securities Purchase Agreement”), at the first closing thereunder. The remaining portion of the Investor Notes and Investor Warrants were issued at the second closing thereunder.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the Registration Statement, (ii) the Company’s third amended and restated certificate of incorporation and the amended and restated bylaws of the Company, each as amended and/or restated to date, (iii) the Securities Purchase Agreement, and (iv) such other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, including electronic signatures, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

With respect to the Investor Notes, Investor Warrants and Investor Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company may cause the number of shares issuable upon conversion of the Investor Notes or exercise of the Investor Warrants for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise prices of the Investor Notes and Investor Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws). With regard to our opinion concerning the Investor Notes and Investor Warrants constituting valid and binding obligations of the Company:

(i)	Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)	Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)	We express no opinion as to any provision of the Investor Notes and Investor Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Investor Notes and Investor Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Investor Note and Investor Warrants. We also express no opinion as to compliance with any federal securities laws.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

1.	The Investor Shares have been duly authorized and, when issued and paid for upon conversion of the Investor Notes and exercise of the Investor Warrants in accordance with the terms of the Investor Notes and Investor Warrants, as applicable (including obtaining the requisite approval of the Company’s stockholders pursuant to the rules of The Nasdaq Stock Market), will be validly issued, fully paid and nonassessable; and

2.	The Investor Notes and Investor Warrants constitute valid and legally binding obligations of the Company.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP